                          Offer To Purchase For Cash
                    All Outstanding Shares of Common Stock
                                      of
                           Howmet International Inc.
                                      at
                             $20.000 Net Per Share
                                      by
                             HMI Acquisition Corp.
                         a wholly owned subsidiary of
                                  Alcoa Inc.


       THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
 NEW YORK CITY TIME, ON MONDAY, MAY 15, 2000, UNLESS THE OFFER IS EXTENDED.


  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER NOT LESS THAN A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE (THE "SHARES"), OF HOWMET INTERNATIONAL INC. (THE "COMPANY"), NOT INCLUDING THE SHARES OF COMMON STOCK HELD BY CORDANT TECHNOLOGIES INC. ("CORDANT"), CORDANT TECHNOLOGIES HOLDING COMPANY OR ANY OF THEIR AFFILIATES AND (II) OMEGA ACQUISITION CORP., A WHOLLY OWNED SUBSIDIARY OF ALCOA INC., PURCHASING SHARES OF CORDANT COMMON STOCK IN ITS TENDER OFFER FOR ALL OUTSTANDING SHARES OF CORDANT COMMON STOCK FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 20, 2000 (THE "CORDANT OFFER"). THE OFFER IS ALSO SUBJECT TO OTHER CONDITIONS. SEE SECTION 15.

                                   IMPORTANT

  Any stockholder of the Company wishing to tender Shares in the Offer (as defined herein) must (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary (as defined herein) together with certificates representing the Shares tendered or follow the procedure for book-entry transfer set forth in Section 3 or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if such stockholder wishes to tender such Shares.

  Any stockholder of the Company who wishes to tender Shares and cannot deliver certificates representing such Shares and all other required documents to the Depositary on or prior to the Expiration Date (as defined herein) or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3.

  Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or the Dealer Manager. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents.

                     The Dealer Manager for the Offer is:

                             Salomon Smith Barney

April 18, 2000

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
SUMMARY TERM SHEET........................................................   1
INTRODUCTION..............................................................   5
THE TENDER OFFER..........................................................   6
   1.Terms of the Offer...................................................   6
   2.Acceptance for Payment and Payment for Shares........................   8
   3.Procedures for Accepting the Offer and Tendering Shares..............   9
   4.Withdrawal Rights....................................................  11
   5.Certain United States Federal Income Tax Consequences................  12
   6.Price Range of Shares; Dividends.....................................  13
   7.Certain Information Concerning the Company...........................  13
   8.Certain Information Concerning Alcoa and the Purchaser...............  17
   9.Source and Amount of Funds...........................................  18
  10.Background of the Offer; Past Contacts or Negotiations with the
   Company................................................................  18
  11.The Corporate Agreement; Other Arrangements..........................  20
  12.Purpose of the Offer; Plans for the Company..........................  21
  13.Certain Effects of the Offer.........................................  22
  14.Dividends and Distributions..........................................  23
  15.Certain Conditions of the Offer......................................  23
  16.Certain Legal Matters; Regulatory Approvals..........................  25
  17.Dissenters' Rights...................................................  27
  18.Fees and Expenses....................................................  28
  19.Miscellaneous........................................................  28

SCHEDULE I

Directors and Executive Officers of Alcoa and the Purchaser............... I-1

                              SUMMARY TERM SHEET

  HMI Acquisition Corp. is offering to purchase all of the shares of common stock of Howmet International Inc. for $20.00 per share in cash. The following are some of the questions you, as a stockholder of Howmet, may have and answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

  Our name is HMI Acquisition Corp. We are a Delaware corporation formed for the purpose of making a tender offer for all of the shares of common stock of Howmet and have carried on no activities other than in connection with making the tender offer. We are a wholly owned subsidiary of Alcoa Inc., a Pennsylvania corporation. See the "Introduction" to this Offer to Purchase and
Section 8.

  On March 14, 2000, Alcoa, another of its wholly owned subsidiaries and Cordant Technologies Inc. entered into a merger agreement in which Alcoa agreed to acquire Cordant upon the terms and subject to the conditions contained in the merger agreement. Alcoa's acquisition of Cordant is being accomplished pursuant to a cash tender offer for all outstanding shares of Cordant common stock at $57.00 per share. The tender offer will be followed by a merger in which all shares of Cordant common stock not tendered in the offer will be converted into the right to receive $57.00 per share in cash.

  Cordant currently owns approximately 84.6% of the outstanding shares of Howmet common stock. In connection with entering into the Cordant merger agreement, Alcoa agreed that it would not acquire any shares of Howmet common stock prior to purchasing shares of Cordant common stock in Alcoa's tender offer for Cordant. In addition, Alcoa agreed with Howmet that any tender offer Alcoa made for the Howmet shares would be (i) conditioned upon the tender of not less than a majority of the outstanding shares of Howmet common stock not held by Cordant or any of its affiliates and (ii) followed promptly by a merger or business combination in which all remaining outstanding Howmet shares not tendered in the offer would be converted into the right to receive the same consideration paid in the tender offer.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

  We are seeking to purchase all of the outstanding shares of common stock of Howmet not owned by Cordant or its affiliates. See the "Introduction" to this Offer to Purchase and Section 1.

HOW MUCH ARE YOU OFFERING TO PAY? WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

  We are offering to pay $20.00 per share, net to you, in cash. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

  Alcoa, our parent company, will provide us with sufficient funds to purchase all shares that are tendered and not withdrawn in the offer. Alcoa will obtain all of the funds necessary to purchase shares pursuant to the offer from existing resources and the issuance of commercial paper. See Section 9.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

  We do not think our financial condition is relevant to your decision whether to tender in the offer because the form of payment consists solely of cash. Alcoa will obtain all of the funds necessary to purchase shares pursuant to the offer from internally generated funds and the issuance of commercial paper. See Section 9.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

  You will have at least until 12:00 midnight, New York City time, on Monday, May 15, 2000, to tender your shares in the offer. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Sections 1 and 3.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

  If any of the conditions to the offer have not been satisfied or waived, we may extend the offer at any time and from time to time in our sole discretion.

  If all conditions to the offer have been satisfied or waived, we will accept for payment and pay for all shares that are tendered and not withdrawn at such time (which shares may not thereafter be withdrawn) and extend the offer to provide a "subsequent offering period" for at least three business days, during which time stockholders whose shares have not been accepted for payment may tender, but not withdraw, their shares and receive the offer consideration. We are not permitted under the federal securities laws to provide a subsequent offering period of more than 20 business days (for all such extensions).

  See Section 1 of this Offer to Purchase for more details on our ability to extend the offer.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

  If we extend the offer, we will inform ChaseMellon Shareholder Services, L.L.C. (the depositary for the offer) of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See Section 1.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

  . We cannot purchase any shares that are tendered unless there are tendered and not withdrawn prior to the expiration date of the offer not less than a majority of the outstanding shares of Howmet common stock, not including the shares of Howmet common stock held by Cordant or any of its affiliates. We call this condition the "minimum condition." We cannot waive the minimum condition.

  . We cannot purchase any shares that are validly tendered unless Omega Acquisition Corp., a wholly owned subsidiary of Alcoa, purchases shares of Cordant common stock in its tender offer for the Cordant shares that was commenced on March 20, 2000. We call this condition the "Cordant offer condition." We cannot waive the Cordant offer condition.

    * The Cordant offer is conditioned on the satisfaction or waiver of several conditions. One of those conditions is that there be tendered and not withdrawn prior to the expiration of the Cordant offer a number of shares of Cordant common stock representing at least a majority of the then outstanding shares of Cordant on a fully-diluted basis. "On a fully-diluted basis" means, as of any time, on a basis that includes the number of shares of Cordant common stock that are actually issued and outstanding plus the maximum number of shares of Cordant common stock that Cordant may be required to issue under stock options, warrants and other rights or securities convertible into shares of Cordant common stock, whether or not currently exercisable.

    * The Cordant offer is also conditioned on there not being a material adverse change in the business, results of operations, assets or financial condition of Cordant and its subsidiaries, taken as a whole. See Section 15 for a discussion of the other conditions to the Cordant offer.

  The offer is also subject to a number of other conditions. See Section 15.

HOW DO I TENDER MY SHARES?

  To tender shares, you must deliver the certificates representing your shares, together with a completed letter of transmittal and any other documents required by the letter of transmittal, to ChaseMellon Shareholder Services, the depositary for the offer, not later than the time the tender offer expires. If your shares are held in street name, the shares can be tendered by your nominee through The Depository Trust Company. If you are unable to deliver any required document or instrument to the depositary by the expiration of the tender offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by the depositary within three New York Stock Exchange trading days. For the tender to be valid, however, the depositary must receive the missing items within that three trading day period. See Section 3.

UNTIL WHAT TIME MAY I WITHDRAW PREVIOUSLY TENDERED SHARES?

  You may withdraw shares at any time until the offer has expired and, if we have not accepted your shares for payment by Friday, June 16, 2000, you may withdraw them at any time after that date until we accept shares for payment. This right to withdraw will not apply to the subsequent offering period discussed in Section 1. See Section 4.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

  To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. See Section 4.

IF THE MINIMUM CONDITION IS SATISFIED AND SHARES ARE ACCEPTED FOR PAYMENT, WILL HOWMET CONTINUE AS A PUBLIC COMPANY?

  No. Assuming all of the conditions to the offer are satisfied, following the purchase of shares in the offer we would beneficially own at least approximately 92% of the issued and outstanding shares of Howmet common stock. Moreover, we intend to follow the tender offer with a merger in which all remaining outstanding Howmet shares not tendered in the offer would be converted into the right to receive the same consideration paid in the tender offer (other than shares held by Alcoa and its subsidiaries (including, following consummation of the Cordant Offer, Cordant and its subsidiaries), and shares as to which dissenters' rights have been properly exercised). Following the proposed merger, Howmet will no longer will be publicly owned. In addition, prior to the completion of the merger, there may be so few remaining stockholders and publicly held shares that Howmet common stock will no longer be eligible to be traded through the New York Stock Exchange; there may not be a public trading market for Howmet common stock; and Howmet may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the SEC rules relating to publicly held companies. See Section 13.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL OF THE HOWMET SHARES ARE NOT TENDERED IN THE OFFER?

  If we accept for payment and pay for shares of Howmet in the offer, we intend to follow the tender offer with a merger in which all remaining outstanding Howmet shares not tendered in the offer would be converted into the right to receive the same consideration paid in the tender offer (other than shares held by Alcoa and its subsidiaries (including, following consummation of the Cordant offer, Cordant and its subsidiaries) and shares as to which dissenters' rights have been properly exercised). Following the merger, Alcoa will own all of the shares of Howmet. See the "Introduction" to this Offer to Purchase.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

  In the proposed merger that will follow the tender offer, stockholders not tendering in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer, subject to any dissenters' rights properly exercised under Delaware law. Therefore, when the proposed merger takes place, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. Following the offer, the number of stockholders and the number of shares of Howmet that are still in the hands of the public may be so small that there no longer will be an active public trading market (or, possibly, there may not be any public trading market) for the Howmet common stock.

Also, as described above, Howmet may cease making filings with the SEC or otherwise may not be required to comply with the SEC rules relating to publicly held companies. See the "Introduction" and Section 13 of this Offer to Purchase.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

  On November 11, 1999, the last trading day prior to Cordant's announcement of its proposal to acquire all of the publicly held Howmet shares for a price of $17.00 per share in cash, the closing price per share of Howmet common stock reported on the New York Stock Exchange was $14.06. On March 13, 2000, the last trading day before Alcoa announced that it was acquiring Cordant (which currently owns approximately 84.6% of the outstanding shares of Howmet), the closing price per share of Howmet common stock reported on the New York Stock Exchange was $18.50. On April 12, 2000, the last full trading day before we publicly announced the offer, the closing price per share of Howmet common stock reported on the New York Stock Exchange was $20.75. On April 17, 2000, the last full trading day before we commenced the offer, the closing price per share of Howmet common stock reported on the New York Stock Exchange was $21.00. We encourage you to obtain a recent quotation for shares of Howmet common stock in deciding whether to tender your shares. See Section 6.

WHAT ARE CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF TENDERING SHARES?

  The receipt of cash for shares pursuant to the tender offer or the proposed merger will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. In general, a stockholder who sells shares pursuant to the tender offer or receives cash in exchange for shares pursuant to the proposed merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the shares sold pursuant to the tender offer or exchanged for cash pursuant to the proposed merger. If the shares exchanged constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of 20% if the shares were held for more than one year, and if held for one year or less they will be subject to tax at ordinary income tax rates. See
Section 5.

TO WHOM MAY I SPEAK IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

  You may call Morrow & Co., Inc. at (800) 566-9061 (toll free) or Salomon Smith Barney Inc. at (877) 446-1850 (toll free). Morrow & Co., Inc. is acting as the information agent and Salomon Smith Barney Inc. is acting as the dealer manager for our tender offer. See the back cover of this Offer to Purchase.

To the Holders of Shares of
Howmet International Inc.:

                                 INTRODUCTION

  HMI Acquisition Corp. (the "Purchaser"), a Delaware corporation and a wholly owned subsidiary of Alcoa Inc., a Pennsylvania corporation ("Alcoa"), hereby offers to purchase all shares of common stock, par value $0.01 per share (the "Shares"), of Howmet International Inc., a Delaware corporation (the "Company"), at a price of $20.00 per Share, net to the seller in cash (the "Offer Price"), without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

  Tendering stockholders who are record owners of their Shares and tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by the Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. Alcoa or the Purchaser will pay all charges and expenses of Salomon Smith Barney Inc., as dealer manager ("Salomon Smith Barney" or the "Dealer Manager"), ChaseMellon Shareholder Services, L.L.C., as depositary (the "Depositary"), and Morrow & Co., Inc., as information agent (the "Information Agent"), incurred in connection with the Offer. See Section 18.

  On March 14, 2000, Alcoa, Omega Acquisition Corp., a wholly owned subsidiary of Alcoa ("Omega Acquisition"), and Cordant Technologies Inc. ("Cordant") entered into an Agreement and Plan of Merger (the "Cordant Merger Agreement"), providing for, among other things, the making of an offer by Omega Acquisition to purchase all of the issued and outstanding shares of common stock, par value $1.00 per share, of Cordant (together with the associated rights to purchase preferred stock, the "Cordant Common Stock"), at a price of $57.00 in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 20, 2000 and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Cordant Offer"). The Cordant Merger Agreement provides that, following the successful completion of the Cordant Offer, Omega Acquisition will be merged with and into Cordant (the "Cordant Merger") with Cordant continuing as the surviving corporation, wholly owned by Alcoa.

  The Cordant Merger Agreement also provides that Alcoa or any of its affiliates may acquire or agree with the Company to acquire all of the Shares not owned by Cordant or any of its subsidiaries in accordance with the terms of the Corporate Agreement, dated as of December 2, 1997, by and among Cordant, Cordant Technologies Holding Company ("Holding") and the Company, as amended (the "Corporate Agreement"); provided, however, that Alcoa does not acquire any Shares prior to the purchase of shares of Cordant Common Stock in the Cordant Offer. In addition, Alcoa separately agreed with the Company that it would be bound to the same terms and conditions in the Corporate Agreement with respect to the acquisition of Shares as Cordant. Those terms and conditions include, without limitation, not causing the percentage of Shares held by public stockholders to be less than 14% of the total number of Shares outstanding unless (i) a majority (but no less than two) of the non-employee directors of the Company who are not directors or employees of Cordant or its affiliates consent to the acquisition, (ii) the acquisition is pursuant to a tender offer conditioned on the tender of not less than a majority of the outstanding publicly-held Shares (the "Publicly Held Howmet Shares") and the tender offer is promptly followed by a merger or business combination in which all remaining outstanding shares are converted into the right to receive the same consideration paid or issued in the tender offer, or (iii) the acquisition is pursuant to a merger or other business combination in which all Publicly Held Howmet Shares are treated the same and which is approved by the holders of a majority of the outstanding Publicly Held Howmet Shares.

  Since entering into the Cordant Merger Agreement, Alcoa has engaged in discussions with the committee of independent directors of the Company (the "Independent Committee"), but was unable to agree upon the financial terms of a mutually acceptable transaction. Accordingly, on April 13, 2000, Alcoa announced that it would make the Offer directly to the Company's stockholders. See Section 10.

  The Offer is conditioned upon, among other things, (i) there being tendered and not withdrawn prior to the expiration of the Offer not less than a majority of the then outstanding Shares, not including Shares held by Cordant, Holding or any of their affiliates (the "Minimum Condition") and (ii) Omega Acquisition purchasing shares of Cordant Common Stock in the Cordant Offer (the "Cordant Offer Condition"). The Offer is also subject to the satisfaction of certain other conditions. See Section 15.

  Based on representations and warranties made by Cordant in the Cordant Merger Agreement, on March 3, 2000, 100,033,307 Shares were issued and outstanding and 4,301,250 Shares were subject to stock option grants. Cordant also represented to Alcoa that it beneficially owns 84,650,000 Shares. Neither Alcoa, the Purchaser nor any person listed on Schedule I hereto currently beneficially owns any Shares. The Purchaser believes that the Minimum Condition will be satisfied if approximately 7,691,654 Shares (or 9,842,279 Shares assuming all options are exercised prior to the Expiration Date) are validly tendered and not withdrawn prior to the expiration of the Offer.

  The purpose of the Offer is to facilitate Alcoa's acquisition of the entire equity interest in the Company in conjunction with its acquisition of Cordant. Alcoa intends, as soon as practicable following consummation of the Offer, to propose and seek to have the Company consummate a merger with the Purchaser or another direct or indirect wholly owned subsidiary of Alcoa (the "Howmet Merger"). The purpose of the Howmet Merger is to acquire all Shares not tendered and purchased pursuant to the Offer or otherwise. Pursuant to the Howmet Merger, each then outstanding Share (other than Shares owned by the Purchaser, Alcoa or any of their subsidiaries (including, following consummation of the Cordant Offer, Cordant and its subsidiaries), Shares held in the treasury of the Company and Shares owned by stockholders who perfect their dissenters' rights under the Delaware General Corporation Law ("DGCL")) would be converted into the right to receive an amount in cash equal to the price per Share paid pursuant to the Offer.

  If the Minimum Condition and the Cordant Offer Condition are satisfied, then, in accordance with Section 253 of the DGCL, the Howmet Merger may be consummated without a stockholder meeting and without the approval of the Company's stockholders.

  This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

                               THE TENDER OFFER

1. Terms of the Offer.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn as permitted under Section 4. The term "Expiration Date" means 12:00 midnight, New York City time, on Monday, May 15, 2000, unless the Purchaser extends the period during which the Offer is open, in which event the term "Expiration Date" means the latest time and date on which the Offer, as so extended (other than any extension with respect to the Subsequent Offering Period described below), expires.

  The Offer is conditioned upon the satisfaction of the Minimum Condition, the Cordant Offer Condition and the other conditions set forth in Section 15. Subject to the applicable rules and regulations of the Securities and Exchange Commission (the "SEC"), the Purchaser reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether any of the events or facts set forth in Section 15 hereof shall have occurred, (a) to extend the period of time during which the Offer is open, and thereby delay acceptance for payment of any Shares, by giving oral or written notice of such extension to the Depositary and (b) to amend the Offer (other than decreasing or eliminating the Minimum Condition or eliminating the Cordant Offer Condition) in any other respect by giving oral or written notice of such amendment to the Depositary. Under no circumstances will interest be paid on the Offer Price, regardless of whether the Purchaser exercises its right to extend the Offer.

  Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), permits the Purchaser, subject to certain conditions, to provide a subsequent offering period following the expiration of the Offer on the Expiration Date (a "Subsequent Offering Period"). A Subsequent Offering Period is an additional period of time from three business days to 20 business days in length, beginning after the Purchaser purchases Shares tendered in the Offer, during which stockholders may tender, but not withdraw, their Shares and receive the Offer Price.

  The Purchaser intends to include a Subsequent Offering Period of not less than three business days in the event that all of the conditions to the Offer have been satisfied or waived as of the Expiration Date. Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights apply to Shares tendered during a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. During a Subsequent Offering Period, the Purchaser will promptly purchase and pay for all Shares tendered at the same price paid in the Offer.

  If by 12:00 midnight, New York City time, on Monday, May 15, 2000 (or any date or time then set as the Expiration Date), any or all of the conditions to the Offer have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated) (a) to terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders, (b) subject to the applicable rules and regulations of the SEC, to waive all of the unsatisfied conditions (other than the Minimum Condition and the Cordant Offer Condition) and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn,
(c) to extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (d) to amend the Offer (other than to reduce or eliminate the Minimum Condition or to eliminate the Cordant Offer Condition). If the Purchaser accepts for payment any Shares pursuant to the Offer, it will accept for payment all Shares validly tendered prior to the Expiration Date and not properly withdrawn, and will promptly pay for all Shares so accepted for payment.

  There can be no assurance that the Purchaser will exercise its right to extend the Offer. Any termination, waiver, extension, delay or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

  If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of or payment for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described herein under Section 4. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder's offer, unless such bidder elects to offer a Subsequent Offering Period and pays for Shares tendered during the Subsequent Offering Period in accordance with Rule 14d-11 under the Exchange Act.

  If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price, percentage of securities sought or inclusion of or changes to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the SEC's view, an offer should remain open for a minimum of five (5) business days from the date the material change is first published, sent or given to stockholders and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten (10) business days may be required to allow for adequate dissemination to stockholders. Accordingly, if, prior to the Expiration Date, the Purchaser decreases the number of Shares being sought or increases the Offer Price, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such tenth business day.

  Requests are being made to the Company for the use of the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, by the Purchaser, following receipt of such lists or listings.

2. Acceptance for Payment and Payment for Shares.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and the satisfaction or earlier waiver of all the conditions to the Offer set forth in Section 15, the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn pursuant to the Offer as soon as it is permitted to do so under applicable law. Subject to compliance with Rule 14e-1(c) under the Exchange Act, the Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See
Section 15.

  In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) the certificates evidencing such Shares (the "Share Certificates") or confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (2) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal, and (3) any other documents required by the Letter of Transmittal.

  For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights under
Section 1 hereof, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 and as otherwise required by Rule 14e-1(c) under the Exchange Act.

  Under no circumstances will interest be paid on the Offer Price, regardless of any delay in making such payment.

  If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

  The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transaction or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. Procedures for Accepting the Offer and Tendering Shares.

  Valid Tenders. In order for a stockholder validly to tender Shares pursuant to the Offer, either (1) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (2) the tendering stockholder must comply with the guaranteed delivery procedures described below.

  The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility, to and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

  Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below.

  Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

  Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (1) if the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith, unless such holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (2) if the Shares are tendered for the account of a firm that is participating in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each an "Eligible Institution" and collectively "Eligible Institutions"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued, in the name of a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

  Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder's Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

  (1)  such tender is made by or through an Eligible Institution;

  (2) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

  (3) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three New York Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery.

  The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by the Purchaser.

  In all cases, Shares will not be deemed validly tendered unless a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) is received by the Depositary.

  The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of the Purchaser. None of the Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

  Other Requirements. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of the Purchaser as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser (including, with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of the Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's payment for such Shares, the Purchaser must be able to exercise full voting rights with respect to such Shares.

  The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. The Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

  Backup Withholding. Under the "backup withholding" provisions of United States federal income tax law, the Depositary may be required to withhold 31% of the amount of any payments pursuant to the Offer. In order to prevent backup federal income tax withholding with respect to payments to certain stockholders of the Offer Price of Shares purchased pursuant to the Offer, each such stockholder must provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") and certify that such stockholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on the stockholder and payment of cash to the stockholder pursuant to the Offer may be subject to backup withholding. All stockholders surrendering Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. Non-corporate foreign stockholders should complete and sign a Form W-8, Certificate of Foreign Status (a copy of which may be obtained from the Depositary) in order to avoid backup withholding. See Instruction 8 of the Letter of Transmittal.

4. Withdrawal Rights.

  Tenders of Shares made pursuant to the Offer are irrevocable, except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after Friday, June 16, 2000 (or such later date as may apply if the Offer is extended).

  For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name, address and taxpayer identification number of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an

Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 hereof, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

  If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.

  All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

  Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date or during the Subsequent Offering Period by following one of the procedures described in Section 3 hereof.

  No withdrawal rights will apply to Shares tendered into a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. See Section 1.

5. Certain United States Federal Income Tax Consequences.

  The following is a summary of certain United States federal income tax consequences of the Offer and the Howmet Merger to stockholders of the Company whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Howmet Merger. The discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to stockholders of the Company. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with a retroactive effect. The discussion applies only to stockholders of the Company in whose hands Shares are capital assets within the meaning of Section 1221 of the Code and who do not own directly or through attribution 50% or more of the stock of Alcoa. This discussion does not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of stockholders (such as insurance companies, tax-exempt organizations, financial institutions and broker-dealers) who may be subject to special rules. This discussion does not discuss the United States federal income tax consequences to any stockholder of the Company who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

  Because individual circumstances may differ, each stockholder should consult his or her own tax advisor to determine the applicability of the rules discussed below and the particular tax effects of the Offer and the Howmet Merger, on a beneficial holder of Shares, including the application and effect of the alternative minimum tax, and any state, local and foreign tax laws and of changes in such laws.

  The exchange of Shares for cash pursuant to the Offer or the Howmet Merger will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. In general, a stockholder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Howmet Merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Howmet Merger. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Howmet Merger. Such gain or loss will be long-term capital gain or loss provided that a stockholder's holding period for such Shares is more than one year at the time of consummation of the Offer or the Howmet Merger, as the case may be. Capital gains recognized by an individual upon a disposition of a Share that has been held for more than one year generally will be subject to a maximum United States federal income tax rate of 20% or, in the case of a Share that has been held for one year or less, will be subject to tax at ordinary income tax rates. Certain limitations apply to the use of a stockholder's capital losses.

  A stockholder whose Shares are purchased in the Offer may be subject to 31% backup withholding unless certain information is provided to the Depositary or an exemption applies. See Section 3.

6. Price Range of Shares; Dividends.

  The Shares trade on the New York Stock Exchange (the "NYSE") under the symbol "HWM." The following table sets forth, for the periods indicated, the high and low sale prices per Share. Prices per Share are as reported on the NYSE based on published financial sources. No dividends were paid to stockholders for the periods indicated below.

                                                                 Common Stock
                                                              ------------------
                                                                High      Low
                                                              --------- --------
Fiscal Year 1998:
  First Quarter.............................................. $18 5/8   $13 5/8
  Second Quarter.............................................  18 1/4    13 9/16
  Third Quarter..............................................  15 3/8     9 3/4
  Fourth Quarter.............................................  17 5/8    10 5/8
Fiscal Year 1999:
  First Quarter..............................................  16 15/16  13 3/4
  Second Quarter.............................................  19 5/16   14 1/8
  Third Quarter..............................................  20 5/8    13 3/4
  Fourth Quarter.............................................  18 5/8    11 3/16
Fiscal Year 2000:
  First Quarter..............................................  20 1/2    17 7/8
  Second Quarter (through April 17, 2000)....................  21 1/4    20

  On November 11, 1999, the last trading day prior to Cordant's announcement of its proposal to acquire all of the Publicly Held Howmet Shares for a price of $17.00 per Share in cash, the closing price per Share on the NYSE was $14.06. On March 13, 2000, the last trading day before Alcoa announced that it was acquiring Cordant (which currently owns approximately 84.6% of the outstanding Shares), the closing price per Share on the NYSE was $18.50. On April 12, 2000, the last full day of trading before the public announcement of the Offer, the closing price per Share on the NYSE was $20.75. On April 17, 2000, the last full day of trading before the commencement of the Offer, the closing price per Share on the NYSE was $21.00. Stockholders are urged to obtain a current market quotation for the Shares.

7. Certain Information Concerning the Company.

  General. The Company is a Delaware corporation with its principal offices located at 475 Steamboat Road, Greenwich, Connecticut 06830. The telephone number of the Company is (203) 661-4600. According to the Company's Form 10-K for the fiscal year ended December 31, 1999, through its principal operating subsidiary, Howmet Corporation, founded in 1926, the Company is the largest manufacturer in the world of investment cast turbine engine components for jet aircraft and industrial gas turbines ("IGT") as original equipment and spare parts. The Company uses investment casting techniques to produce high-performance and highly reliable superalloy and titanium components to the exacting specifications of the major aerospace and IGT engine manufacturers. Through Howmet Corporation's Aluminum Casting (formerly Cercast) subsidiaries, the Company is also the world's largest producer of aluminum investment castings, which it produces principally for the commercial aerospace and defense electronics industries. As of the date hereof, Cordant holds approximately 84.6% of the currently outstanding Shares.

  Available Information. The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company's filings are also available to the public on the SEC's Internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

  Selected Financial Data. The following selected financial data relating to the Company has been taken from the Company's annual report on Form 10-K, filed with the SEC on March 29, 2000. More comprehensive financial information is included in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q and the other documents filed by the Company with the SEC, and the financial data set forth below is qualified in its entirety by reference to such reports and other documents and all of the financial statements and notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the SEC in the manner set forth above.

                           HOWMET INTERNATIONAL INC.

                                 CONSOLIDATED

                            SELECTED FINANCIAL DATA
            (dollars in millions, except per common share amounts)

                                                      Year Ended December 31,
                                                      ------------------------
                                                         1999         1998
                                                      -----------  -----------
STATEMENT OF INCOME DATA
Net Sales............................................ $   1,459.7  $   1,350.6
Operating expenses:
  Cost of sales......................................     1,115.8      1,039.1
  Selling, general and administrative (a)............       108.6        101.6
  Research and development...........................        19.9         20.2
                                                      -----------  -----------
  Income from operations.............................       215.4        189.7
  Interest (expense) income, net.....................        (5.3)       (11.1)
  Other, net.........................................        (3.0)        (3.4)
  Income taxes.......................................       (70.4)       (64.8)
                                                      -----------  -----------
  Net income ........................................ $     136.7  $     110.4
                                                      ===========  ===========
  Dividends on redeemable preferred stock............         (.8)        (5.6)
                                                      ===========  ===========
  Net income applicable to common stock.............. $     135.9  $     104.8
                                                      ===========  ===========
  Per common share amounts:
    Net Income....................................... $      1.36  $      1.05
                                                      ===========  ===========
                                                      Year Ended December 31,
                                                      ------------------------
                                                         1999         1998
                                                      -----------  -----------
OTHER DATA (end of period, where applicable):
  Total Assets, excluding Restricted Trust........... $   1,120.1  $   1,084.2
  Restricted Trust (b)...............................         --         716.4
  Long-term debt, including current maturities,
   excluding Pechiney Notes..........................         --          63.0
  Pechiney Notes (b).................................         --         716.4
  Redeemable preferred stock.........................         --          65.6
  Stockholder's equity...............................       500.7        371.3
  Net cash provided (used) by operating activities...       232.9        207.4
  Capital expenditures...............................       112.9         83.0

--------
(a) Includes charges related to the Company's stock appreciation rights plan of $6.3 million in 1999 and $10.8 million in 1998.
(b) The Restricted Trust holds a note receivable from Pechiney, S.A. and related letters of credit that secured Pechiney, S.A.'s agreement to repay the Pechiney Notes. Pechiney, S.A. (the Company's previous owner) paid the Pechiney Notes in full on January 4, 1999, and the Restricted Trust was terminated. No Company funds were used in the payment of the Pechiney Notes.

  Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or is based upon reports and other documents on file with the SEC or otherwise publicly available. Although neither the Purchaser nor Alcoa has any knowledge that would indicate that any statements contained herein based upon such reports and documents are untrue, neither the Purchaser nor Alcoa takes any responsibility for the accuracy or completeness of the information contained in such reports and other documents or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to the Purchaser or Alcoa.

  Certain Projections. In connection with Alcoa's review of the transactions contemplated by the Cordant Merger Agreement, in late December Cordant provided Alcoa with certain projected financial information concerning the Company for the years ended 2000 through 2002 which was prepared by the Company's management and provided to Cordant's management. Such projected financial information included projected gross sales, net income and operating profit of $1,518.8 million, $146.8 million and $225.0 million for 2000; $1,630.0 million, $162.3 million and $247.5 million for 2001; and $1,782.0 million, $188.4 million and $281.6 million for 2002.

  Subsequently, in mid-January in connection with Alcoa's continued review of an acquisition of Cordant, Cordant provided Alcoa with certain revised projected financial information concerning the Company for the years ended 2000 through 2004 which was prepared by the Company's management and provided to Cordant's management (the "Howmet Management Projections"). Set forth below is a summary of the Howmet Management Projections.

                                              Year Ended December 31,
                                    --------------------------------------------
                                      2000     2001     2002     2003     2004
                                    -------- -------- -------- -------- --------
                                                   (in millions)
Gross Sales........................ $1,575.0 $1,721.0 $1,879.0 $1,963.0 $2,051.0
Net Income......................... $  155.6 $  188.8 $  222.8 $  239.7 $  259.2
Operating Profit................... $  234.8 $  282.5 $  327.0 $  341.4 $  358.7

  At the same time, Cordant also provided Alcoa with revisions to the Howmet Management Projections, reflecting adjustments deemed appropriate by Cordant's management to reflect their management's views of the Company's projected financial performance for the years ended 2000 through 2004 (the "Adjusted Howmet Projections"). Set forth below is a summary of the Adjusted Howmet Projections.

                                              Year Ended December 31,
                                    --------------------------------------------
                                      2000     2001     2002     2003     2004
                                    -------- -------- -------- -------- --------
                                                   (in millions)
Gross Sales........................ $1,543.6 $1,686.0 $1,879.0 $1,923.0 $2,009.0
Net Income......................... $  145.4 $  172.4 $  193.6 $  203.7 $  215.6
Operating Profit................... $  229.8 $  276.5 $  309.0 $  323.4 $  340.7

  The foregoing projections should be read together with the financial statements of the Company that can be obtained from the SEC as described above. It is the understanding of Alcoa that the foregoing projections do not contain a full allocation of Cordant's corporate overhead. It is also the understanding of Alcoa and the Purchaser that the projections were not prepared with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts and are included herein only because such information was provided to Alcoa in connection with their evaluation of a business combination transaction. The projections do not purport to present operations in accordance with generally accepted accounting principles, and the Company's and Cordant's independent auditors have not examined or compiled the projections presented herein and accordingly assume no responsibility for them. These projections are subject to certain risks and uncertainties that could cause actual results to differ materially from the projections. Cordant has advised the Purchaser and Alcoa that its internal financial forecasts (upon which the projections provided to Alcoa and the Purchaser were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. The projections also reflect numerous assumptions (not all of which were provided to Alcoa and the Purchaser), all made by management of the Company or Cordant, with respect to industry performance, general business, economic, market and financial conditions and other matters, including effective tax rates consistent with historical levels for the Company, all of which are difficult to predict, many of which are beyond the Company's control, and none of which were subject to approval by Alcoa or the Purchaser. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. The inclusion of the projections herein should not be regarded as an indication that any of Alcoa, the Purchaser, the Company, Cordant or their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. None of Alcoa, the Purchaser, the Company, Cordant or any of their respective affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

8.  Certain Information Concerning Alcoa and the Purchaser.

  General. Alcoa is a Pennsylvania corporation with its principal offices located at 201 Isabella Street, Pittsburgh, Pennsylvania 15212. The telephone number of Alcoa is (412) 553-4545. Alcoa is the world's leading producer of primary aluminum, fabricated aluminum and alumina and a major participant in all segments of the industry: mining, refining, smelting, fabricating and recycling. Alcoa serves customers worldwide primarily in the transportation (including aerospace, automotive, rail and shipping), packaging, building and industrial markets with a great variety of fabricated and finished products. Alcoa is organized into approximately 25 independently managed business units and has over 250 operating locations in 31 countries.

  The Purchaser is a Delaware corporation with its principal offices located at 201 Isabella Street, Pittsburgh, Pennsylvania 15212. The telephone number of the Purchaser is (412) 553-4545. The Purchaser is a wholly owned subsidiary of Alcoa. The Purchaser has not carried on any activities other than in connection with this Offer to Purchase.

  The name, citizenship, business address, business phone number, principal occupation or employment and five-year employment history for each of the directors and executive officers of Alcoa and the Purchaser and certain other information are set forth in Schedule I hereto.

  Except as described in this Offer to Purchase, (1) none of Alcoa, the Purchaser nor, to the best knowledge of Alcoa and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Alcoa or the Purchaser or any of the persons so listed beneficially currently owns or has any right to acquire, directly or indirectly, any Shares and (2) none of Alcoa, the Purchaser nor, to the best knowledge of Alcoa and the Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

  Except as otherwise described in this Offer to Purchase, none of Alcoa, the Purchaser nor, to the best knowledge of Alcoa and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

  Except as set forth in this Offer to Purchase, none of Alcoa, the Purchaser nor, to the best knowledge of Alcoa and the Purchaser, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contracts, negotiations or transactions between Alcoa or any of its subsidiaries or, to the best knowledge of Alcoa, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. None of the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction of settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

9. Source and Amount of Funds.

  The total amount of funds required by the Purchaser to purchase Shares pursuant to the Offer and the Howmet Merger is estimated to be approximately $393.7 million. The Purchaser will obtain such funds from Alcoa. Alcoa currently expects to obtain all of the funds necessary to purchase Shares pursuant to the Offer from internally generated funds and the issuance of commercial paper. The Purchaser does not currently have alternative financing plans. The Offer is not conditioned on financing.

10. Background of the Offer; Past Contacts or Negotiations with the Company.

  Between August 1999 and March 2000 representatives of Alcoa and Cordant engaged in discussions with respect to a possible business combination transaction involving Alcoa and Cordant.

  On various occasions between February 9, 2000 and February 24, 2000, Mr. Alain J.P. Belda, President and Chief Executive Officer of Alcoa, and Ms. Barbara S. Jeremiah, Vice President--Corporate Development of Alcoa, discussed with Mr. James R. Wilson, Chief Executive Officer of Cordant, and Mr. Richard
L. Corbin, Executive Vice President and Chief Financial Officer of Cordant, matters relating to, among other things, the status and timing of Cordant's proposal on November 12, 1999 to acquire all of the outstanding Publicly Held Howmet Shares for a price of $17.00 per Share in cash and the impact of that proposal on a possible transaction between Alcoa and Cordant.

  On February 25, 2000, representatives of Alcoa and its financial advisors, Salomon Smith Barney, and its legal advisors, Skadden, Arps, Slate, Meagher & Flom LLP, met in New York with representatives of Cordant's financial advisors, Morgan Stanley & Co. Incorporated, and its legal advisors, Wachtell, Lipton, Rosen & Katz, to discuss issues relating to Cordant's November 12, 1999 proposal to acquire the Publicly Held Howmet Shares.

  During the week of February 28, 2000, Mr. Belda and Ms. Jeremiah spoke with Mr. Wilson to discuss Alcoa's views with respect to the discussions on February 25 relating to the Company, and continued to discuss the possible structure and terms of a business combination transaction involving Cordant and Alcoa.

  Between March 3, 2000 and March 6, 2000, the legal advisors for Alcoa and Cordant had a number of conversations relating to certain corporate legal issues with respect to seeking approval from the Board of Directors of the Company for Alcoa to become an "interested stockholder" of the Company under
Section 203 of the DGCL as a result of entering into an acquisition agreement with Cordant. Alcoa's legal counsel stated that Alcoa would not enter into an acquisition agreement with Cordant unless either such Company Board of Directors approval were given or the Company and Cordant entered into a definitive merger agreement.

  On March 8, 2000, representatives of Cordant told representatives of the Independent Committee that Cordant was discussing a possible transaction involving Alcoa and Cordant. At that time Cordant requested that the Independent Committee consider recommending to the Company's Board of Directors that it approve Alcoa's becoming an "interested stockholder" of the Company under Section 203 of the DGCL, so that Alcoa would not be subject to the restrictions on a subsequent business combination with the Company that
Section 203 would otherwise impose.

  Over the next few days, representatives of Cordant conducted discussions with representatives of the Independent Committee regarding the terms under which the committee would consider recommending its approval, for purposes of
Section 203, of Alcoa's becoming an interested stockholder of the Company. In addition, representatives of Cordant explored with representatives of the Independent Committee the possibility of negotiating a definitive acquisition agreement to acquire the Publicly Held Howmet Shares. During the course of these discussions, Cordant made a proposal to the Independent Committee to acquire all of the Publicly Held Howmet Shares for $18.75 per Share, but following further discussions, no agreement was reached.

  On March 11, 2000, the Independent Committee's legal advisors and Cordant's legal advisors discussed the proposed terms for an amendment to the Corporate Agreement between the Company and Cordant to provide for additional restrictions on Cordant's ability to purchase Publicly Held Howmet Shares and Alcoa's entering into a separate agreement with the Company pursuant to which it would be bound by the same restrictions on acquiring Publicly Held Howmet Shares as Cordant under the amended agreement. Such an amendment was being proposed as a condition for the Independent Committee's recommending to the full Board of Directors of the Company that it approve, for purposes of
Section 203 under the DGCL, Alcoa's becoming an "interested stockholder" of the Company.

  On March 13, 2000, the Board of Directors of the Company approved the terms of an amendment to the Corporate Agreement pursuant to which Cordant would agree to certain restrictions on acquiring Shares if doing so would reduce the number of Publicly Held Howmet Shares below 14% of the outstanding shares. The Board of Directors of the Company also approved the terms of a separate agreement with Alcoa pursuant to which Alcoa agreed to be bound by the same restrictions. In addition, on that date the full Board of Directors of the Company approved, for purposes of Section 203, following receipt of the recommendation of the Independent Committee for such approval, Alcoa's becoming an interested stockholder of the Company.

  Later on March 13, the Company and Cordant entered into the amendment to the Corporate Agreement and Alcoa and the Company entered into the letter agreement pursuant to which Alcoa agreed to be bound by the terms of the amendment to the Corporate Agreement.

  Thereafter the legal advisors for Cordant and Alcoa finalized the Cordant Merger Agreement, and the Cordant Merger Agreement was signed on March 14, 2000. The Cordant Merger Agreement provides, among other things, that Alcoa or any of its affiliates may acquire or agree with the Company to acquire all of the Publicly Held Howmet Shares not owned by Cordant or any of its subsidiaries in accordance with the terms of the Corporate Agreement; provided, however, that Alcoa does not acquire any Shares prior to the purchase of shares of Cordant Common Stock in the Offer. In addition, Alcoa has separately agreed with the Company to be bound by the same limitations on acquiring Publicly Held Howmet Shares as Cordant under the Corporate Agreement.

  On March 27, 2000, representatives of Alcoa and its legal advisors, Skadden, Arps, Slate, Meagher & Flom LLP, met with one member of the Independent Committee and its legal advisors, Baker & Botts, L.L.P., to discuss the terms of a possible transaction between Alcoa and the Company. During the course of these discussions, Alcoa made a proposal to acquire all of the Shares for $19.00 per Share. After further discussions, no agreement was reached, but the Independent Committee agreed to discuss Alcoa's proposal with its financial advisors. In addition, during the course of these discussions, legal advisors for the Independent Committee and Alcoa negotiated the terms of a form of definitive acquisition agreement.

  The following week, Ms. Jeremiah spoke with Mr. James D. Woods, Chairman of the Independent Committee, to further discuss a possible transaction between Alcoa and the Company. Following additional discussion with respect to price Ms. Jeremiah and Mr. Wood arranged to have their respective financial advisors meet to discuss the Independent Committee's views on valuation.

  On April 10, 2000, representatives of Salomon Smith Barney, Alcoa's financial advisors, met with representatives of Goldman, Sachs & Co., the Independent Committee's financial advisors, to discuss the Independent Committee's views on valuation.

  Over the course of the next two days, Ms. Jeremiah had several conversations with Mr. Wood in an effort to resolve the different views of Alcoa and the Independent Committee with respect to valuation. Unable to come to agreement on valuation, following such discussions Alcoa determined that it would commence an offer to purchase the Shares.

  On April 13, 2000, Alcoa announced that it intended to commence an offer to purchase all of the Shares at a price of $20.00 per Share.

  On April 18, 2000 the Purchaser commenced the Offer.

11. The Corporate Agreement; Other Arrangements.

 Corporate Agreement and Letter Agreement

  On March 13, 2000, Cordant and the Company amended the Corporate Agreement, dated December 2, 1997, by and among Cordant, Holding and the Company, relating to Cordant's ownership of Shares. Under the amended Corporate Agreement, Cordant has agreed not to acquire any Shares if it would reduce the number of Publicly Held Howmet Shares below 14% of the outstanding Shares unless (1) the acquisition is approved by the Independent Committee, (2) the acquisition is accomplished by a tender offer for all of the Publicly Held Howmet Shares that is conditioned upon the tender of a majority of the Publicly Held Howmet Shares, with a merger following on the same terms, or (3) the acquisition is accomplished by a merger that has been approved by the affirmative vote of a majority of the Publicly Held Howmet Shares. A copy of the amendment to the Corporate Agreement is filed as an exhibit to the Schedule TO and is incorporated herein by reference.

  Alcoa has separately agreed with the Company to be bound by the same limitations on acquiring Publicly Held Howmet Shares as Cordant under the Corporate Agreement. These arrangements were approved by the Board of Directors of the Company with the recommendation and concurrence of the Independent Committee. The Independent Committee also approved Alcoa's becoming an "interested stockholder" of the Company under Section 203 of the DGCL as a result of the Cordant Merger Agreement. A copy of the letter agreement between Alcoa and the Company, pursuant to which Alcoa agreed to be bound, is filed as an exhibit to the Schedule TO and is incorporated herein by reference.

 The Cordant Merger Agreement

  The Cordant Merger Agreement is summarized in Section 11--"The Merger Agreement; Other Arrangements" in the Offer to Purchase of Omega Acquisition Corp., dated March 20, 2000, which is filed as an exhibit to the Schedule TO and is incorporated herein by reference. The Cordant Merger Agreement provides, among other things, that Alcoa or any of its affiliates may acquire or agree with the Company to acquire all of the Shares not owned by Cordant or any of its subsidiaries in accordance with the terms of the Corporate Agreement; provided, however, that Alcoa does not acquire any Shares prior to the purchase of shares of Cordant Common Stock in the Offer.

 Employee Stock Options and Other Employee Benefits.

  Alcoa intends to use its reasonable best efforts to cause each option to purchase Shares issued pursuant to the Company's Amended and Restated 1997 Stock Awards Plan (such plan, the "Company Stock Option Plan," and each option issued thereunder, an "Employee Stock Option") to become exercisable immediately prior to the effective time of the Howmet Merger (the "Effective Time"), as permitted pursuant to the terms and conditions of the Company Stock Option Plan. Alcoa also intends to offer to each holder of an Employee Stock Option that is outstanding immediately prior to the Effective Time (whether or not then presently exercisable or vested) to cancel such Employee Stock Option in exchange for an amount in cash equal to the product of (x) the difference between the Offer Price and the per Share exercise price of such Employee Stock Option and (y) the number of Shares covered by such Employee Stock Option. The Purchaser expects that all payments in respect of such Employee Stock Options will be made as promptly as practicable after the Effective Time, subject to the collection of all applicable withholding taxes required by law to be collected by the Company. Each Employee Stock Option, the holder of which does not accept such offer, that remains outstanding immediately before the Effective Time will be assumed by Alcoa and converted, effective as of the Effective Time, into an option with respect to that number (the "New Share Number") of shares of common stock, par value $1.00 per share, of Alcoa ("Alcoa Common Stock") that equals the number of Shares subject to such Employee Stock Option immediately before the Effective Time, times an amount equal to the Offer Price divided by the Alcoa Share Value (as defined below), rounded to the nearest whole number, with a per-Share exercise price equal to the aggregate exercise price of such option immediately before the Effective Time, divided by the New Share Number, rounded to the nearest whole cent; provided, that in the case of any such option that was granted as an "incentive stock option" within the meaning of Section 422 of the Code and did not cease to qualify as such as a result of any acceleration of vesting provided for above or otherwise, the number of shares will be rounded down to the nearest whole number to determine the New Share Number, and the new per-Share exercise price will be determined by rounding up to the nearest whole cent. The "Alcoa Share Value" means the average of the daily high and low trading prices of the Alcoa common stock on the NYSE on each trading day during the period of 30 days ending the second trading day prior to the Effective Time. Alcoa also intends to cause amounts payable to certain Howmet employees pursuant to stock appreciation rights agreements to become vested as of the Effective Time and for such amounts to be paid to such employees in accordance with the terms of the stock appreciation right agreements.

12. Purpose of the Offer; Plans for the Company.

  Purpose of the Offer. The purpose of the Offer is to facilitate Alcoa's acquisition of the entire equity interest in the Company. Alcoa intends, as soon as practicable following consummation of the Offer, to propose and seek to consummate the Howmet Merger. The purpose of the Howmet Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer or otherwise.

  If the Minimum Condition and the Cordant Offer Condition are satisfied and the Cordant Merger is completed, then, in accordance with Section 253 of the DGCL, the Howmet Merger may be consummated without a stockholder meeting and without the approval of the Company's stockholders.

  Under the DGCL, holders of Shares do not have dissenters' rights as a result of the Offer. In connection with the Howmet Merger, however, stockholders of the Company may have the right to dissent and demand appraisal of their Shares under the DGCL. Dissenting stockholders who comply with the applicable statutory procedures under the DGCL will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Howmet Merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price per Share paid in the Howmet Merger and the market value of the Shares. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the consideration per Share to be paid in the Howmet Merger. Moreover, the Purchaser may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer or the Howmet Merger.

  Plans for the Company. Except as otherwise provided herein, it is expected that, initially following the Howmet Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued substantially as they are currently being conducted. Alcoa will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Howmet Merger and will take such actions as it deems appropriate under the circumstances then existing. Alcoa intends to seek additional information about the Company during this period. Thereafter, Alcoa intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing development of the Company's potential in conjunction with Alcoa's business.

  Except as described above or elsewhere in this Offer to Purchase, the Purchaser and Alcoa have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving the Company or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any change in the Board of Directors of the Company or management of the Company, (iv) any material change in the Company's capitalization or dividend policy, (v) any other material change in the Company's corporate structure or business, (vi) a class of securities of the Company being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or (vii) a class of equity securities of the Company being eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

13. Certain Effects of the Offer

  Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than the Purchaser. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

  Stock Quotation. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on the NYSE. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of publicly held Shares falls below 600,000, the number of record holders of at least 100 Shares falls below 400 (or below 1,200 if the average monthly trading volume is below 100,000 for the last twelve months) or the aggregate market value of such publicly held Shares falls below $8,000,000. Shares held by officers or directors of the Company or their immediate families, or by any beneficial owner of 10% or more of the Shares, ordinarily will not be considered to be publicly held for this purpose.

  If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

  If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or through the Nasdaq National Market or through other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors.

  Margin Regulations. The Shares are currently "margin securities" under the Regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

  Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for trading on the NYSE. Alcoa and the Purchaser currently intend to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

14. Dividends and Distributions.

  The Company has paid no dividends to stockholders during the past two years. Pursuant to the terms of the Cordant Merger Agreement, Cordant agreed that, from and after March 14, 2000 and prior to the effective time of the Cordant Merger, Cordant may not permit the Company to authorize or pay any dividends on or make any distribution with respect to the Company's outstanding shares of capital stock.

15. Certain Conditions of the Offer.

  Conditions to the Offer. Notwithstanding any other term or provision of the Offer, the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer), to pay for any Shares not theretofore accepted for payment or paid for unless (1) the Minimum Condition shall have been satisfied and (2) the Cordant Offer Condition shall have been satisfied. Furthermore, notwithstanding any other term or provision of the Offer, the Purchaser will not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer if, at any time on or after the date hereof, and before the acceptance of such Shares for payment or the payment therefor, any of the following events or facts shall have occurred:

    (a) there shall be threatened, instituted or pending any action, proceeding, application or counterclaim by any government or governmental, regulatory or administrative authority or agency, domestic, foreign or supranational (each, a "Governmental Entity"), or by any other person or entity, domestic or foreign, before any court or Governmental Entity,
  (i)(A) challenging or seeking to, or which is reasonably likely to, make illegal, delay or otherwise directly or indirectly restrain or prohibit, or seeking to, or which is reasonably likely to, impose voting, procedural, price or other requirements, in addition to those required by federal securities laws and the DGCL (each as in effect on the date of this Offer to Purchase), in connection with, the making of the Offer, the acceptance for payment of, or payment for, some or all of the Shares by the Purchaser, Alcoa or any other affiliate of Alcoa or the consummation by the Purchaser, Alcoa or any other affiliate of Alcoa of a merger or other similar business combination with the Company, (B) seeking to obtain material damages or (C) otherwise directly or indirectly relating to the transactions contemplated by the Offer or any such merger or business combination, (ii) seeking to prohibit the ownership or operation by the Purchaser, Alcoa or any other affiliate of Alcoa of all or any portion of the business or assets of the Company and its subsidiaries or of the Purchaser, Alcoa or any other affiliate of Alcoa or to compel the Purchaser, Alcoa or any other affiliate of Alcoa to dispose of or hold separate all or any portion of the business or assets of the Company or any of its subsidiaries or of the Purchaser, Alcoa or any other affiliate of Alcoa or seeking to impose any limitation on the ability of the Purchaser, Alcoa or any other affiliate of Alcoa to conduct such business or own such assets, (iii) seeking to impose or confirm limitations on the ability of the Purchaser, Alcoa or any other affiliate of Alcoa effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote and Shares acquired or owned by the Purchaser, Alcoa or any other affiliate of Alcoa on all matters properly presented to the Company's stockholders, (iv) seeking to require divestiture by the Purchaser, Alcoa or any other affiliate of Alcoa of any Shares, (v) seeking any material diminution in the benefits expected to be derived by the Purchaser, Alcoa or any other affiliate of Alcoa as a result of the transactions contemplated by the Offer or any merger or other similar business combination with the Company,
  (vi) otherwise directly or indirectly relating to the Offer or which otherwise, in the sole judgment of the Purchaser, might materially adversely affect the Company or any of its subsidiaries or the Purchaser, Alcoa or any other affiliate of Alcoa or the value of the Shares or (vii) in the sole judgment of the Purchaser, materially adversely affecting the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company or any of its subsidiaries;

    (b) there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction proposed, enacted, enforced, promulgated, amended, issued or deemed applicable to (i) the Purchaser, Alcoa or any other affiliate of Alcoa or the Company or any of its subsidiaries or (ii) the Offer or any merger or other similar business combination by the Purchaser, Alcoa or any other affiliate of Alcoa with the Company, by any government, legislative body or court, domestic, foreign or supranational, or Governmental Entity, that, in the reasonable judgment of the Purchaser, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (vii) of paragraph (a) above;

    (c) any change shall have occurred or been threatened (or any condition, event or development shall have occurred or been threatened involving a prospective change) in the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company or any of its subsidiaries that, in the reasonable judgment of the Purchaser, is or may be materially adverse to the Company or any of its subsidiaries, or the Purchaser shall have become aware of any facts that, in the reasonable judgment of the Purchaser, have or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or the value of the Shares to the Purchaser, Alcoa or any other affiliate of Alcoa;

    (d) there shall have occurred or been threatened (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) any extraordinary or material adverse change in the financial markets or major stock exchange indices in the United States or abroad or in the market price of Shares, (iii) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the sole judgment of the Purchaser, have a material adverse effect upon the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company or any of its subsidiaries or the trading in, or value of, the Shares, (iv) any material change in United States currency exchange rates or any other currency exchange rates or a suspension of, or limitation on, the markets therefor, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) any limitation (whether or not mandatory) by any government, domestic, foreign or supranational, or Governmental Entity on, or other event that, in the sole judgment of the Purchaser, might affect, the extension of credit by banks or other lending institutions, (vii) a commencement of war or armed hostilities or other national or international calamity directly or indirectly involving the United States, or (viii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

    (e) any approval, permit, authorization, favorable review or consent of any Governmental Entity shall not have been obtained on terms satisfactory to Purchaser in its reasonable discretion; or

    (f) the Cordant Offer shall have been terminated in accordance with its terms;

which, in the reasonable good faith judgment of the Purchaser in any such case, and regardless of the circumstances (including any action or inaction by Alcoa or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

  The foregoing conditions are for the sole benefit of the Purchaser and Alcoa and may be asserted by the Purchaser or Alcoa regardless of the circumstances giving rise to any such condition or (other than the Minimum Condition and the Cordant Offer Condition) may be waived by the Purchaser or Alcoa in whole or in part at any time and from time to time in their reasonable discretion. The failure by the Purchaser or Alcoa at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by the Purchaser concerning the events described in this Section 15 will be final and binding upon all parties.

  Conditions to the Cordant Offer. The Offer is conditioned upon, among other things, the Cordant Offer Condition. The following is a summary of the conditions to the consummation of the Cordant Offer. This summary is qualified in its entirety by reference to, and should be read together with, Section 15--"Certain Conditions of the Offer" in the Offer to Purchase, dated March 20, 2000, of Omega Acquisition Corp., which is filed as an exhibit to the Schedule TO and is incorporated herein, by reference.

  Omega Acquisition is not required to accept for payment or pay for shares in the Cordant Offer if:

  . at the expiration date of the Cordant Offer there is not validly tendered that number of shares of Cordant Common Stock that represents at least a majority of the then outstanding shares on a fully diluted basis;

  . the applicable European antitrust regulatory approval has not been obtained (all other applicable U.S. and Canadian antitrust waiting periods have expired);

  . a governmental entity enters any judgment, order, injunction or decree or enacts or enforces any legislation which has certain adverse effects to Alcoa or the Cordant Offer or Alcoa's ownership of Cordant's business or the Cordant Common Stock following the Cordant Offer;

  . there is a material adverse change in the business, results of operations, assets or financial condition of Cordant and its subsidiaries, taken as a whole;

  . there are certain adverse effects on trading on the NYSE or on the banking industry in general or the commencement of a war, material armed hostilities or any other material international or national calamity involving the United States;

  . (i) any individual or entity acquires or enters into an agreement to acquire beneficial ownership of 50% or more of the then outstanding shares of Cordant Common Stock, or (ii) the Board of Directors of Cordant (A) withdraws, modifies or changes the Board's recommendation by such Board of the Cordant Offer, the Cordant Merger Agreement or the transactions contemplated thereby, (B) approves or recommends, or proposes publicly to approve or recommend an alternate business combination transaction involving Cordant or (C) causes Cordant to enter into any agreement relating to an alternate business combination transaction involving Cordant;

  . the representations or warranties of Cordant set forth in the Cordant Merger Agreement are not true and correct in all material respects;

  . Cordant fails to perform in any material respect any of its material obligations under the Cordant Merger Agreement;

  .  the Cordant Merger Agreement is terminated in accordance with its terms;
     or

  .  the Cordant Offer is terminated by mutual consent.

16. Certain Legal Matters; Regulatory Approvals.

  General. The Purchaser is not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 16, based on its examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, the Purchaser is not aware of any governmental license or regulatory permit that appears to be material to the Company's business that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Purchaser or Alcoa as contemplated herein. Should any such approval or other action be required, the Purchaser currently contemplates that, except as described below under "State Takeover Statutes," such approval or other action will be sought. While the Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company's business, or certain parts of the Company's business might not have to be disposed of, any of which could cause the Purchaser to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15.

  State Takeover Statutes. A number of states have adopted laws that purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or that have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws.

  In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

  The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL ("Section 203") prevents an "interested stockholder" (including a person who has the right to acquire 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder. The Board of Directors of the Company approved for purposes of Section 203 Alcoa and Omega Acquisition's becoming "interested stockholders" by virtue of Alcoa's executing the letter agreement, dated March 13, 2000, with the Company and their entering into the Cordant Merger Agreement.

  If any government official or third party should seek to apply any state takeover law to the Offer or the Howmet Merger or other business combination between the Purchaser or any of its affiliates and the Company, the Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Howmet Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Howmet Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Howmet Merger. In such case, the Purchaser may not be obligated to accept for payment or pay for any tendered Shares. See
Section 15.

  Antitrust Compliance. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules that have been promulgated thereunder (the "HSR Act") by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. Because the Offer is conditioned on, among other things, the Cordant Offer Condition, and because the Cordant Offer is conditioned upon, among other things, any applicable waiting period under the HSR Act having expired or been terminated, the notification of and approval by the European Commission under the EU Council Regulation 4064/89, as amended (the "EU Regulation"), having been received and the applicable waiting period under the Canadian Competition Act (the "Competition Act") having expired, in each case to the extent applicable to the purchase of shares in the Cordant Offer, the purchase of Shares pursuant to the Offer is not subject to such requirements.

  The waiting period under the HSR Act applicable to the purchase of shares of Cordant Common Stock pursuant to the Cordant Offer expired on April 5, 2000.

  In accordance with the EU Regulation, Alcoa and Cordant filed notification in the prescribed form with the European Commission on April 11, 2000. Such filing triggered a one-month review period in which the European Commission is required to determine whether the proposed merger of Alcoa and Cordant is compatible with the European common market or that there is sufficiently "serious doubt" about the proposed merger's compatibility with the European common market to require a more complete review of the proposed merger. The one-month review period can be extended to six weeks if the parties offer undertakings to address certain concerns the European Commission may have. If after the initial one-month or six week review period, the European Commission continues to have serious doubts regarding the compatibility of the merger with the European common market, the total review period can be as long as five months from the date of complete notification. During the review process conditions can be imposed and obligations by the parties may become necessary.

  Pursuant to the requirements of the Canadian Competition Act, Alcoa and Cordant filed a short-form notification with the Commissioner of Competition appointed under the Canadian Competition Act (the "Commissioner") on April 3, 2000. The waiting period for the short-form notification expired on April 17, 2000. As a result of the expiration of this statutory waiting period, the parties are permitted under the Canadian Competition Act to consummate the transactions contemplated by the Cordant Merger Agreement, however, there is a three-year period from consummation during which the Commissioner may review the transaction. On April 13, 2000, Alcoa and Cordant applied for an advance ruling certificate. If, following a substantive review of the transaction between Alcoa and Cordant, the Commissioner is satisfied that there would not be sufficient grounds on which to apply to the Competition Tribunal for an order under the merger provisions, and therefore issues an advance ruling certificate, such certificate would provide assurance to the parties that the Commissioner will not challenge the transaction.

  The Antitrust Division and the FTC scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by the Purchaser pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Alcoa or the Company. Private parties (including individual States) may also bring legal actions under the antitrust laws of the United States. The Purchaser does not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See Section 15, including conditions with respect to litigation and certain governmental actions.

17. Dissenters' Rights.

  If the Howmet Merger is consummated, stockholders of the Company have the right to dissent and demand appraisal of their Shares under the DGCL. See
Section 12. Under the DGCL, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the

Howmet Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the Offer Price, the consideration per Share to be paid in the Howmet Merger and the market value of the Shares, including asset values and the investment value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer and the Howmet Merger.

18. Fees and Expenses.

  Salomon Smith Barney is acting as the Dealer Manager in connection with the Offer and Alcoa's proposed acquisition of the Company. Salomon Smith Barney will receive reasonable and customary compensation for its services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. Alcoa and the Purchaser will indemnify Salomon Smith Barney and certain related persons against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws.

  Alcoa and the Purchaser have retained Morrow & Co., Inc. to be the Information Agent and ChaseMellon Shareholder Services, L.L.C. to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

  The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

  Neither of Alcoa nor the Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Dealer Manager, the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

19. Miscellaneous.

  The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF ALCOA OR THE PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

  The Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC (but not the regional offices of the SEC) in the manner set forth under Section 7 above.

                                          HMI Acquisition Corp.

April 18, 2000

                                                                     SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                            ALCOA AND THE PURCHASER

1. Directors and Executive Officers of Alcoa.

  The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of Alcoa. Unless otherwise indicated, the current business address of each person is 201 Isabella Street, Pittsburgh, Pennsylvania 15212. Unless otherwise indicated, each such person is a citizen of the United States of America and each occupation set forth opposite an individual's name refers to employment with Alcoa.

                                           Present Principal Occupation or
                                           Employment; Material Positions
   Name, Age and Business Address          Held During the Past Five Years
   ------------------------------          -------------------------------
 Kenneth W. Dam, 67................. Max Pam Professor of American and Foreign
                                     Law, University of
  University of Chicago Law School   Chicago Law School since 1992; Director of
  5801 South Ellis Avenue            Council on Foreign Relations and the
  Chicago, IL 60637-1496             Brookings Institution.
                                     Chairman and Chief Executive Officer, TRW
 Joseph T. Gorman, 62............... Inc. since 1988; Director
  TRW Inc.                           of The Procter & Gamble Company and TRW.
  1900 Richmond Road
  Cleveland, OH 44124-3760
                                     President, Manpower Demonstration Research
 Judith M. Gueron, 58............... Corporation since 1986.
  Manpower Demonstration
  Research Corporation
  16 East 34th Street
  New York, NY 10016-4328
 Sir Ronald Hampel, 67.............. Chairman of United News & Media plc since
                                     April 1999; Chairman,
  United News & Media plc            Imperial Chemical Industries PLC (ICI),
  32 Union Square East, 5th Floor    from 1995 to 1999; Deputy Chairman and
  New York, NY 10003-3209            Chief Executive of ICI from 1993 to 1995;
                                     Chairman of the UK Committee on Corporate
                                     Governance; Director of ICI from 1985 to
                                     1999; Director of BAE Systems PLC and the
                                     All England Lawn Tennis Club (Wimbledon)
                                     Limited. Sir Hampel is a citizen of the
                                     United Kingdom.
                                     Managing Director since 1986 and Chief
 Hugh M. Morgan, 59................. Executive Officer since 1990 of WMC Limited; Director of Reserve Bank
                                     of Australia and a number of industry,
  WMC Limited                        business, trade and international
  IBM Centre 60 City Road            associations and advisory groups. Mr.
  Southbank Victoria 3006, Australia Morgan is a citizen of Australia.
                                     (Former) President and Chief Operating
 John P. Mulroney, 64............... Officer, Rohm and Haas
  510 Walnut Street                  Company from 1986 to 1998; Director of
  Suite 1500                         Rohm and Haas from 1982 to 1998; Director
  Philadelphia, PA 19106             of Teradyne, Inc.
 Paul H. O'Neill, 64................ Chairman of the Board since 1987; Chief
                                     Executive Officer from 1987 to May 1999;
                                     Director of Eastman Kodak Company, Gerald
                                     R. Ford Foundation, Lucent Technologies
                                     Inc., Manpower Demonstration Research
                                     Corporation, National Association of
                                     Securities Dealers, Inc. and The RAND
                                     Corporation.

                                          Present Principal Occupation or
                                          Employment; Material Positions
  Name, Age and Business Address          Held During the Past Five Years
  ------------------------------          -------------------------------
 Henry B. Schacht, 65............. Managing Director, E. M. Warburg, Pincus &
                                   Co., since January 2000;
  E.M. Warburg, Pincus & Co., LLC  Senior Advisor to E. M. Warburg, Pincus
  466 Lexington Avenue, 10th Floor since 1999; Senior Advisor to Lucent
  New York, NY 10017-3140          Technologies Inc. from February 1998 to
                                   February 1999; Chairman of Lucent
                                   Technologies from 1996 to 1998; Chief
                                   Executive Officer of Lucent Technologies
                                   from February 1996 to October 1997; Chairman
                                   of Cummins Engine Company, Inc. from 1977 to
                                   1995 and its Chief Executive Officer from
                                   1973 to 1994; Director of Cummins Engine
                                   Company, Inc., The Chase Manhattan Bank, The
                                   Chase Manhattan Corporation, Johnson &
                                   Johnson, Knoll, Inc., Lucent Technologies
                                   Inc. and The New York Times Company.
                                   Consultant, TFF Study Group; President of
 Franklin A. Thomas, 65........... the Ford Foundation from
  TFF Study Group                  1979 to 1996; Director of Citigroup Inc.,
  595 Madison Avenue               Conoco Inc., Cummins Engine Company, Inc.,
  33rd Floor                       Lucent Technologies Inc. and PepsiCo, Inc.
  New York, NY 10022
 Marina v.N. Whitman, 64.......... Professor of Business Administration and
                                   Public Policy, School of
  University of Michigan           Business Administration and the School of
  Ann Arbor, MI 48109-1318         Public Policy at the University of Michigan
                                   since 1992; Director of The Chase Manhattan
                                   Corporation, The Procter & Gamble Company
                                   and Unocal Corporation.
 Alain J. P. Belda, 56............ President and Chief Executive Officer since
                                   May 1999; President and Chief Operating
                                   Officer from 1997 to May 1999; Vice Chairman
                                   from 1995 to 1997; Executive Vice President
                                   from 1994 to 1995; Director of Citigroup
                                   Inc., Cooper Industries, Inc., E. I. du Pont
                                   de Nemours and Company and The Ford
                                   Foundation. Mr. Belda is a citizen of
                                   Brazil.
 Michael Coleman, 49.............. Vice President and President--Alcoa Rigid
                                   Packaging Division. Mr. Coleman joined Alcoa
                                   in January 1998. He had been Vice
                                   President-- Operations of North Star Steel
                                   from 1993 to 1994, Executive Vice
                                   President--Operations from 1994 to 1996 and
                                   President from 1996 through 1997. Mr.
                                   Coleman joined North Star Steel in 1982.
 L. Patrick Hassey, 54............ Vice President and President--Alcoa Europe.
                                   Mr. Hassey joined Alcoa in 1967 and was
                                   named Davenport Works Manager in 1985. In
                                   1991, he was elected a Vice President of
                                   Alcoa and appointed President--
                                   Aerospace/Commercial Rolled Products
                                   Division. He was appointed President--Alcoa
                                   Europe in November 1997.
 Barbara S. Jeremiah, 48.......... Vice President--Corporate Development. Ms.
                                   Jeremiah joined Alcoa in 1977 as an attorney
                                   and was elected Assistant General Counsel in
                                   1992 and Corporate Secretary in 1993. She
                                   was elected to her current position in 1998,
                                   where she heads Alcoa corporate development
                                   activities.
 Richard B. Kelson, 53............ Executive Vice President and Chief Financial
                                   Officer. Mr. Kelson was elected Assistant
                                   General Counsel in 1989, Senior Vice
                                   President--Environment, Health and Safety in
                                   1991 and Executive Vice President and
                                   General Counsel in May 1994. He was named to
                                   his current position in May 1997.

                                      Present Principal Occupation or
  Name, Age and Business              Employment; Material Positions
          Address                     Held During the Past Five Years
  ----------------------              -------------------------------
 Frank L. Lederman, 50.... Vice President and Chief Technical Officer. Mr.
                           Lederman was Senior Vice President and Chief
                           Technical Officer of Noranda, Inc., a Canadian-
                           based, diversified natural resource company, from
                           1988 to 1995. He joined Alcoa as a Vice President in
                           May 1995 and became Chief Technical Officer in
                           December 1995. In his current position Mr. Lederman
                           directs operations of the Alcoa Technical Center.
 Joseph C. Muscari, 53.... Vice President--Environment, Health and Safety,
                           Audit and Compliance. Mr. Muscari joined Alcoa in
                           1969 and was named President--Alcoa Asia in 1993. In
                           1997, he was elected Vice President--Audit. He was
                           named to his current position in May 1999 and is
                           responsible for EHS policy, standards and strategy
                           and the Alcoa integrated audit process. In addition,
                           Mr. Muscari is the chief compliance officer for the
                           company.
 G. John Pizzey, 54....... Vice President and President--Alcoa World Alumina
                           and Chemicals. Mr. Pizzey joined Alcoa of Australia
                           Limited in 1970 and was appointed to the board of
                           Alcoa of Australia as Executive Director--Victoria
                           Operations and Managing Director of Portland Smelter
                           Services in 1986. He was named President--Bauxite
                           and Alumina Division of Alcoa in 1994 and
                           President--Primary Metals Division of Alcoa in 1995.
                           Mr. Pizzey was elected a Vice President of Alcoa in
                           1996 and was appointed President--Alcoa World
                           Alumina in November 1997. Mr. Pizzey is a citizen of
                           Australia.
 Lawrence R. Purtell, 52.. Executive Vice President and General Counsel since
                           1997; from 1996 to 1997, Senior Vice President,
                           General Counsel and Corporate Secretary of Koch
                           Industries, Inc.; from 1993 to 1996, Senior Vice
                           President, General Counsel and Corporate Secretary
                           of McDermott International, Inc.; and from 1992 to
                           1993, Vice President and General Counsel of Carrier
                           Corporation, a unit of United Technologies
                           Corporation.
 Robert F. Slagle, 59..... Executive Vice President, Human Resources and
                           Communications. Mr. Slagle was elected Treasurer in
                           1982 and Vice President in 1984. In 1986, he was
                           named Vice President--Industrial Chemicals and, in
                           1987, Vice President--Industrial Chemicals and U.S.
                           Alumina Operations. Mr. Slagle served as Vice
                           President--Raw Materials, Alumina and Industrial
                           Chemicals in 1989, and Vice President of Alcoa and
                           Managing Director--Alcoa of Australia Limited in
                           1991. He was named President--Alcoa World Alumina in
                           1996 and was elected to his current position in
                           November 1997.
 G. Keith Turnbull, 64.... Executive Vice President--Alcoa Business System. Dr.
                           Turnbull was appointed Assistant Director of Alcoa
                           Laboratories in 1980. He was named Director--
                           Technology Planning in 1982, Vice President--
                           Technology Planning in 1986 and Executive Vice
                           President--Strategic Analysis/Planning and
                           Information in 1991. In January 1997 he was named to
                           his current position, with responsibility for
                           company-wide implementation of the Alcoa Business
                           System.

2.Directors and Executive Officers of the Purchaser.

  The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of the Purchaser. Unless otherwise indicated, the current business address of each person is 201 Isabella Street, Pittsburgh, Pennsylvania 15212. Unless otherwise indicated, each such person is a citizen of the United States of America and each occupation set forth opposite an individual's name refers to employment with Alcoa.

                                                   Present Principal Occupation
                                                                or
                                                  Employment; Material Positions
                                                    Held During the Past Five
      Name, Age and Business Address                          Years
      ------------------------------              ------------------------------
      Barbara S. Jeremiah, 48.................... See Part 1 of this Schedule I.
      Richard B. Kelson, 53...................... See Part 1 of this Schedule I.
      Lawrence R. Purtell, 52.................... See Part 1 of this Schedule I.

  Manually signed facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                       The Depositary for the Offer is:

                   ChaseMellon Shareholder Services, L.L.C.

         BY MAIL:             BY OVERNIGHT COURIER:           BY HAND:
                             ChaseMellon Shareholder   ChaseMellon Shareholder
  ChaseMellon Shareholder       Services, L.L.C.          Services, L.L.C.
     Services, L.L.C.             Mail Drop and       120 Broadway, 13th Floor
       P.O. Box 3301        Reorganization Department    New York, NY 10271
South Hackensack, NJ 07606     85 Challenger Road       Attn: Reorganization
                            Ridgefield Park, NJ 07660        Department

                          BY FACSIMILE TRANSMISSION:
                       (For Eligible Institutions Only)
                                (201) 296-4293

                        CONFIRM FACSIMILE BY TELEPHONE:
                                (201) 296-4860
                            (For Confirmation Only)

  Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager, at the addresses and telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and related materials may be obtained from the Information Agent or the Dealer Manager as set forth below and will be furnished promptly at the Purchaser's expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:


                          445 Park Avenue, 5th Floor
                              New York, NY 10022
                         Call Collect: (212) 754-8000
            Banks and Brokerage Firms, Please Call: (800) 662-5200
                   Stockholders Please Call: (800) 566-9061

                     The Dealer Manager for the Offer is:

                             Salomon Smith Barney
                             388 Greenwich Street
                              New York, NY 10013
                        Call Toll Free: (877) 446-1850